Exhibit 99.1

Coil Tubing Reports 2nd Quarter 2014 Financial Results

Spring, TX -- (Businesswire) -- 08/1/2014 – Coil Tubing Technology, Inc. (OTCQB:CTBG), a leading provider of enterprise-class coil tubing products and services, announced that the Company has filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission reporting results for the three and six months ended June 30, 2014.

During the second quarter of 2014, our sales increased due to the addition of new rental tools and an emphasis on the sale of our tool products. Our revenues for the three months ended June 30, 2014 were approximately $1,645,000 compared to $1,420,000 during the three months ended June 30, 2013, an increase of $225,000. Our overall revenues for the six months ended June 30, 2014 and 2013 were $2,913,000 and $3,245,000, respectively. We have significantly diversified our sales portfolio to include new rental tools, an expanded product sales catalog and international service support. Additionally, we have entered into an international product service agreement with a major oil and gas service company to purchase certain of our tools and for us to provide support services for their Mexico and South American operations. We expect to deliver products and services to this customer in the 3rd quarter of this year. We believe that diversifying our product and service portfolios and partnering with established international oil and gas companies outside the United States and Canada will increase our sales revenue through the remainder of 2014.

The summary of our financial results are as follows:

❖	We had a net loss of $108,000 for the three months ended June 30, 2014, compared to a net loss of $173,000 for the three months ended June 30, 2013, a decrease in net loss of $65,000, representing a 38% improvement from the prior period. The decrease in 2nd quarter net loss was mainly attributable to a $303,000 or 3,367% increase in product sales during this quarter. For the six months ended June 30, 2014 and 2013, our net losses were $581,000 and $239,000, respectively. This overall increase of $342,000 in net loss is related to a decrease in rental tool sales and an increase in selling, general and administrative costs.
❖	Basic and diluted net loss per share for the three months ended June 30, 2014 and 2013 were ($0.01) and ($0.01), respectively. Basic and diluted net loss per share for the six months ended June 30, 2014 and 2013 were ($0.04) and ($0.02), respectively.
❖	The Company reported a gross profit of $758,000 for the three months ended June 30, 2014, as compared to a gross profit of $643,000 for the three months ended June 30, 2013; an increase of $115,000 or 18%. For the six months ended June 30, 2014 and 2013, gross profit was $1,276,000 and $1,614,000, respectively, a decrease of $338,000 or 6%. This decrease mainly reflects a decrease in the rental of our coil tubing products.
❖	For the three months ended June 30, 2014 as compared to the same period in 2013, the Company reported an increase in operating expenses of $41,000 or 5%, principally related to higher litigation expenses which was offset by lower compensation. For the six months ended June 30, 2014 as compared to the same period in 2013, operating expenses decreased by $19,000 or 1%.
❖	The Company's working capital was $1,916,000 at June 30, 2014. For the six months ended June 30, 2014, cash flow provided by operations was $775,000. During the six months ended June 30, 2014, the Company’s principal investing activity was the purchase of rental tools and equipment costing $583,000.

Mr. Jason Swinford, CEO of the Company, commented, "We are beginning to see a positive trend in sales to our new international customers related to the development of new and innovative tools to meet their demands and our new service offerings to support their international operations. We will continue to invest in the development of new coil tubing tools to meet the demands of customers and brand ourselves as a coil tool technology leader.”

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About Coil Tubing Technology

Coil Tubing Technology, Inc. is a fully reporting public corporation located in Spring, Texas, and is the parent company of Coil Tubing Technology Holdings, Inc., a Nevada corporation, which in turn has three wholly-owned subsidiaries, Total Downhole Solutions, Inc. (“TDS”) and Coil Tubing Technology, Inc. (“CTT Texas”), both Texas corporations and Coil Tubing Technology Canada Inc., an Alberta, Canada corporation (“CTT Canada”). The Company specializes in providing coil tubing products and service solutions to oil and gas clients on a regional, national and international basis. Its principals have been in the tool rental business for more than 40 years. For more information, please visit our website at www.coiltubingtechnology.com or call 281-651-0200.

Forward-Looking Statements

This press release contains forward-looking statements, including information about management’s view of the Company’s future expectations, plans and prospects. In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risk factors and others are included from time to time in documents the Company files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on the Company's future results. The forward-looking statements included in this press release are made only as of the date hereof. The Company cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, the Company undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company.

Contact:

Coil Tubing Technology, Inc.

Mr. Jerry Swinford

281-651-0200

www.coiltubingtechnoloy.com

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